For Further Information:
Michael W. McCarthy Jane Ryan
VP- Corporate Communications Account Director
Photronics, Inc. MCA
(203) 775-9000 (650) 968-8900
mmccarthy@brk.photronics.com jryan@mcapr.com

FOR IMMEDIATE RELEASE
August 14, 2002

Photronics Accelerates Cost Reduction Activities

Work Force Reduction & North American Manufacturing Network Consolidation Streamline Operating Structure

BROOKFIELD, Connecticut    August 14, 2002 -- Photronics, Inc. (Nasdaq:PLAB), the leading worldwide sub-wavelength reticle solutions supplier, announced today its plans to streamline its operating cost structure through a reduction in its North American work force and by ceasing the manufacture of photomasks at its Milpitas, California facility.  The Company's global work force will be reduced by approximately 7% to 9%, with the majority of eliminated positions resulting from the Company's decision to cease manufacturing photomasks in its California facility.

Photronics will record an after tax charge of between $9.0 million and $10.0 million, or an estimated $0.28 and $0.31 per diluted share, in the fiscal quarter ending October 31, 2002, in connection with these plans.  Approximately 75% of the charge will be attributed to non-cash items.  As implemented, the Company expects to recover all related charges in an 18-month period through lower operating costs and increased manufacturing efficiencies.

Daniel Del Rosario, Photronics' Chief Executive Officer commented, "Radical cost reductions that involve loyal and valued employees is a very painful process that we do our utmost to avoid.  However, the global semiconductor industry today is not following the historic recovery patterns we have experienced in previous cyclical upturns, which is forcing us to make today's decision. We believe that technology remains a key driver in our industry, as an increasing number of semiconductor manufacturers migrate to sub-0.25-micron processes.  However, our customers remain cautious in managing their inventories and the roll out of new designs, as there are so few indicators of increasing end-user demand over the near-term.  In short, without a significant improvement in both corporate and consumer confidence, we believe the business environment will remain challenging to those companies without flexibility and comprehensive cost reduction plans.  Our focus on service and performance is being balanced with efficiency.  Today's tough decisions and the plans that we are implementing will enable Photronics to emerge from the current environment as a stronger and more efficient supplier of reticle technologies."

In its April 2001 restructuring plan, Photronics announced its intention to relocate the 15-year old Milpitas facility to a new state-of-the-art site in the Silicon Valley region.  Since that time, however, several changes have occurred which contributed to today's announcement.  These changes include the successful ramp of Photronics' Phoenix, Arizona facility and a widespread conversion to a fabless or fablite manufacturing strategy among the regional customer base served by the Milpitas site leading to an increased volume of new integrated circuit designs migrating to the Asian foundry suppliers.

Sean T. Smith, Chief Financial Officer noted, "Photronics has taken major steps toward reducing its operating costs while maintaining a strong manufacturing base and technology development team.  Every site and department is carefully reviewing their resource requirements and each is committed to successfully executing on our strategic cost reduction plans.  By reducing our North American operations and support staff and shifting manufacturing from a high operating cost facility in California to lower operating cost facilities, we expect to improve margins, enhance asset utilization, and bolster returns on invested capital.  Such improvements will serve to strengthen our strategic relationships with our customers, whose technology and volume needs will benefit from our greater efficiencies and enhanced customer service."

Photronics will be reporting its results for the fiscal third quarter ended July 31, 2002 later today.  A conference call with investors and the media can be accessed by logging onto Photronics' web site at www.photronics.com/internet/investor/investor.htm, then clicking on the Conference Calls button, or by dialing in at (706) 634-5086.  The call is scheduled for 8:30 a.m. Eastern Daylight Time on Thursday, August 15th and will be archived on the web site for instant replay access until the Company reports its fiscal fourth quarter results in December 2002.

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Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected.  Such risks and uncertainties include the inability of the Company to achieve the projected effects of consolidation of operations including: improved margins, enhanced asset utilization, and return on invested capital, and other risks and uncertainties described in the Company's Annual Report on Form 10-K for the year ended October 31, 2001 under the caption "Forward Looking Information" and other SEC reports filed by the Company.  The Company assumes no obligation to update the information in this release.

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